For Immediate Release

Patrick Industries, Inc. Reports Third Quarter and Nine Months 2009

Financial Results

ELKHART, IN – November 11, 2009 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported financial results for the third quarter and nine months ended September 27, 2009.

For the third quarter of 2009, Patrick reported a net loss of $0.6 million or $0.07 per diluted share, a decrease of $1.7 million or $0.19 per diluted share, from the net loss of $2.3 million or $0.26 per diluted share reported for the same 2008 period. Third quarter 2009 includes non-cash charges of approximately $0.9 million after-tax or $0.10 per diluted share, related to mark-to-market accounting for common stock warrants issued to the Company’s senior lenders in December 2008. These non-cash charges were partially offset by the positive impact of a net gain on the sale of certain assets and business of American Hardwoods, Inc. (“American Hardwoods”) and the sale of Patrick’s aluminum extrusion operation of approximately $0.2 million after-tax or $0.02 per diluted share in the third quarter of 2009. The 2008 results include restructuring and other acquisition and financing related costs of approximately $0.2 million after-tax or $0.02 per diluted share.

“During the third quarter, our overall sales levels were consistent with our current operating plan reflecting the better than expected performance in the RV industry which offset continued soft market conditions in the MH industry. This revenue performance coupled with a reduced overall cost structure put the Company in a position to increase operating income by $4.1 million over the prior year,” said Todd Cleveland, President and Chief Executive Officer.

For the first nine months of 2009, Patrick reported a net loss of $5.4 million or $0.59 per diluted share, compared to a net loss of $2.3 million or $0.31 per diluted share for 2008. Nine months 2009 includes the positive impact of income from discontinued operations of approximately $1.5 million after-tax or $0.16 per diluted share, which was partially offset by non-cash charges of approximately $1.3 million after-tax or $0.15 per diluted share, related to accounting for stock warrants as described above. The 2008 results include the after-tax impact of a net gain on the sale of fixed assets of approximately $2.9 million or $0.37 per diluted share, income from discontinued operations of approximately $0.2 million or $0.02 per diluted share, and restructuring and other acquisition and financing related costs and inventory write-downs of approximately $1.5 million or $0.20 per diluted share.

Consolidated Results

General

In the fourth quarter of 2008, the Company made the decision to divest certain non-core operations, which included American Hardwoods and the aluminum extrusion operation. These operations were classified as held for sale and prior period results were reclassified to discontinued operations to conform to this presentation. The following discussions of third quarter and nine months operating results compared to the prior year are based on continuing operations.

In addition, as the Company incurred a net loss in both the third quarter and nine months ended September 27, 2009, a valuation allowance has been placed on the deferred tax assets which offset the tax benefit of the net loss for the current periods and therefore no tax benefit was recognized.

Third Quarter Commentary

Net sales were $58.3 million in third quarter 2009 compared to $76.7 million in the same 2008 period. Net sales were negatively impacted during the quarter primarily as a result of the continuation of overall lower end market demand due to the residual effects of the economic recession. According to industry associations, RV wholesale unit shipments were down approximately 1.4% in third quarter 2009 compared to the prior year reflecting the smallest quarter over quarter decline in shipments in the last 13 fiscal quarters. Meanwhile, MH wholesale unit shipments continued to show weakness and reflect 14 consecutive quarters of declining shipments compared to prior periods. MH shipments were down approximately 37% in the third quarter of 2009 compared to the prior year.

Operating income for third quarter 2009 was $1.7 million compared to an operating loss of $2.4 million in the 2008 period. Third quarter 2008 operating income included restructuring and other acquisition and financing related costs of approximately $0.3 million. The Company was able to more than offset the decline in gross profit in 2009 that resulted from lower revenues through focused reductions in fixed and variable overhead, selling, general and administrative expenses, and warehouse and delivery expenses.

Nine Months Commentary

Net sales were $159.1 million in 2009 compared to $269.3 million in 2008. Net sales were negatively impacted by the lagging impact of the credit crisis and overall economic uncertainty, restricted credit conditions, and low consumer confidence resulting in reductions in end market demand as discussed above and reductions in RV and MH retailer and manufacturer inventory levels. According to industry associations, RV wholesale unit shipments were down approximately 43% for nine months 2009 compared to the prior year, while MH wholesale unit shipments were down approximately 42% for the same period.

Operating loss for nine months 2009 was $0.5 million compared to operating income of $0.7 million in the prior year. Nine months 2008 operating income includes a $4.5 million pretax gain on sale of fixed assets that was partially offset by $1.0 million of restructuring charges, a $0.7 million charge for a physical inventory adjustment, and other acquisition and financing related costs of approximately $0.7 million. Focused reductions in fixed and variable overhead, selling, general and administrative expenses, and warehouse and delivery expenses in 2009 helped to offset the decline in gross profit that resulted from lower revenues.

“As we move through the final quarter of this year in anticipation of improving market conditions as we head into 2010, we continue to focus our efforts on cost and debt reduction, cash management, revenue expansion and new product development. Through the first nine months of 2009, the Company has successfully executed its strategic plan to reduce debt beyond scheduled debt service requirements, strategically aligned current operations with its core competencies through the successful divestiture of non-core operations, closed or consolidated existing facilities to improve operating efficiencies, and effectively managed working capital to maximize liquidity. All of these factors have allowed us to position the Company to take advantage of any upticks in the markets that we serve as we do not need to add significant incremental overhead to accommodate increased revenues. Based on our fixed and variable cost structure, we believe that increased revenues will provide better than incremental operating results,” said Cleveland.

Liquidity and Capital Resources

For the first nine months of 2009, the Company paid down approximately $10.2 million in principal on its long-term debt, of which $6.9 million was over and above scheduled debt service requirements. The debt repayments were funded by the net proceeds from the sale of the American Hardwoods building and the aluminum extrusion operation, and by utilizing cash on hand. In addition, net proceeds of $3.0 million from the sale of the aluminum extrusion operation were used to reduce borrowings under the Company’s revolving line of credit. In accordance with its debt service requirements, the Company also paid down approximately $1.2 million in principal on its term loan on September 30, 2009 (beginning of fourth quarter 2009).

Cleveland further added, “Year-over-year RV shipment levels have started to improve with August 2009 shipments representing the first monthly increase compared to the prior year in 21 consecutive months. Industry associations are projecting that all sectors of the RV market will begin to show year-over-year improvement during the remainder of 2009 and into 2010 despite normal seasonal downturns in the next few months. While the restoration of RV sales to prior levels is projected to be slow and uneven, many of our existing customers have indicated that they envision increased production in 2010 compared to 2009. On the MH side, monthly shipments have been flat with nominal seasonal improvement and continue to be well below historical levels. Our industrial sales team continues to pursue sales into the commercial markets to diversify the revenue base and seek market share gains in residential markets in preparation for the projected recovery in the housing market in the second half of 2010. The Company expects the predicted growth in new construction and existing home sales to positively influence our presence in these markets during the second half of 2010,” said Mr. Cleveland.

“Based on the sacrifices made by our team members, the continued support of our banking group, reductions in fixed and variable overhead expenses, available capacity, and production and cost efficiencies gained in the last 24 months, we believe we are well-positioned to increase revenues in all of the markets that we serve upon improvement in the overall economic environment. The management team remains focused on matching costs with revenues and will continue to size the operating structure and platform according to the revenue base. We plan to vigorously work to improve our current unit content and expand our product offerings through the addition of new product lines with a focused “customer first” and performance oriented culture.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, interior passage doors, roofing products, vinyl and cement siding, electronic products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company’s Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	THIRD QUARTER ENDED	NINE MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008

NET SALES	$ 58,342	$ 76,685	$ 159,135	$ 269,272
Cost of goods sold	50,918	68,449	142,002	238,462
Restructuring charges	-	60	-	779
Gross profit	7,424	8,176	17,133	30,031

Operating expenses:
Warehouse and delivery	2,602	4,161	7,789	13,105
Selling, general and administrative	3,045	5,985	9,669	19,251
Restructuring charges	-	25	-	202
Amortization of intangible assets	87	429	263	1,287
Gain on sale of fixed assets	(16)	(30)	(44)	(4,535)
Total operating expenses	5,718	10,570	17,677	29,310
OPERATING INCOME (LOSS)	1,706	(2,394)	(544)	721
Stock warrants revaluation	932	-	1,340	-
Interest expense, net	1,599	1,334	5,036	4,760
Loss from continuing operations before income tax benefit	(825)	(3,728)	(6,920)	(4,039)
Income tax benefit	-	(1,379)	-	(1,494)
Loss from continuing operations	(825)	(2,349)	(6,920)	(2,545)
Income from discontinued operations	203	18	1,486	311
Income taxes	-	6	-	115
Income from discontinued operations, net of tax	203	12	1,486	196
NET LOSS	$ (622)	$ (2,337)	$ (5,434)	$ (2,349)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.09)	$ (0.26)	$ (0.75)	$ (0.33)
Discontinued operations	0.02	-	0.16	0.02
Net loss	$ (0.07)	$ (0.26)	$ (0.59)	$ (0.31)

Weighted average shares outstanding:
Basic and diluted	9,237	9,110	9,173	7,638

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 27, 2009	Dec. 31, 2008
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 271	$ 2,672
Trade receivables, net	18,494	8,290
Inventories	19,564	21,471
Prepaid expenses and other	1,733	2,803
Assets held for sale	1,918	15,816
Total current assets	41,980	51,052

Property, plant and equipment, net	30,715	34,621
Goodwill	2,140	2,140
Intangible assets, net	7,137	7,400
Deferred financing costs, net	1,675	2,270
Other non-current assets	2,894	3,010
TOTAL ASSETS	$ 86,541	$ 100,493

CURRENT LIABILITIES
Current maturities of long-term debt	$ 7,613	$ 14,741
Short-term borrowings	14,410	18,200
Accounts payable	9,684	5,156
Accrued liabilities	6,437	7,252
Total current liabilities	38,144	45,349

Long-term debt, less current maturities and discount	25,107	27,367
Deferred compensation and other	6,536	5,708
Deferred tax liabilities	1,363	1,309
TOTAL LIABILITIES	71,150	79,733

SHAREHOLDERS’ EQUITY	15,391	20,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 86,541	$ 100,493

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